Exhibit 99.1

For Immediate Release February 5, 2004 Listed: TSX, NYSE	Symbol: POT

Increased PotashCorp Results Reflect Higher Nitrogen Prices and Potash Volumes

Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported fourth-quarter net income of $26.5 million or $0.50 per diluted share, an increase of 79 percent over the $0.28 earned in last year’s fourth quarter. Most of the increase is the result of higher ammonia and urea prices, which boosted gross margin for the quarter to $92.5 million compared to $63.8 million in the same quarter of 2002. Gross margin for the year was $380.4 million, an increase of 24 percent over the $307.3 million last year.

For the year, the company reported a loss of $126.3 million or $2.421 per diluted share. The loss is largely attributable to impairment charges and shutdown costs of $203.2 million ($264.2 million before taxes) reported in previous quarters, related to asset writedowns, workforce reductions and contract terminations at the company’s Yumbes, Memphis, Geismar and Kinston properties. Exclusive of these costs, PotashCorp had adjusted earnings of $1.462 per diluted share, compared to $1.03 in 2002, an increase of 42 percent.

In addition, the strengthening of the Canadian dollar relative to the US dollar negatively affected earnings for the year. The company’s foreign exchange loss, which arose primarily from the translation of certain balance sheet items at month-end, was $51.9 million in 2003 or the equivalent of $0.60 per share, the majority of which is non-cash. Higher Canadian dollar operating costs had a net impact of approximately $29.2 million or $0.34 per share. Accordingly, the company’s adjusted net income per diluted share of $1.462 would have been $0.94 per share higher if the Canadian dollar had not strengthened from 1.5796 at December 31, 2002 to 1.2924 at December 31, 2003 and would have also exceeded the initial 2003 guidance of approximately $2.00 per share.

Cash flow prior to working capital changes2 was $93.5 million for the quarter, compared to $66.7 million in the fourth quarter of 2002, and cash from operating activities increased to $142.1 million compared to $53.7 million in 2002. For the year, cash flow prior to working capital changes2 improved by 26 percent to $364.5 million, compared to $289.2 million in 2002. Cash provided by operating activities was $381.5 million compared to $316.4 million, an increase of 21 percent. Free cash flow2 was up nearly 350 percent to $181.1 million for 2003, compared to $41.0 million in 2002.

“The fourth quarter saw a continuation of the improving fundamentals for our business that gained momentum during 2003,” said Bill Doyle, President and Chief Executive Officer of PotashCorp. “Higher potash volumes reflected a robust market and, more importantly, PotashCorp’s ability to use some of our excess capacity to capture a significant share of demand growth. In nitrogen, North American curtailments contributed to the tight supply/demand balance, which led to higher product prices even as natural gas prices declined. Our Trinidad asset performs extremely well in these conditions, given its access to gas at lower costs than in the US. In phosphate, fertilizers are still sluggish but the increase in our industrial volumes provided an example of how our high-quality rock enabled us to focus on the more profitable products.”

Doyle concluded by saying, “We enter 2004 confident that we will move forward by building on our premium position in potash and capitalizing on the advantages we gain from producing nitrogen products with low-cost natural gas in Trinidad and specialty phosphate products in North America.”

Market Conditions
For potash, the combination of low world inventories, high operating rates for our competitors and strong demand from customers around the world supported higher prices. Brazil imported record volumes for the second consecutive year and Chinese buyers signed large-volume contracts at higher prices. For phosphate, rising ammonia and sulfur prices pushed input costs up while weak international markets put pressure on prices and margins. For nitrogen, growth in global demand, coupled with continued US shutdowns, exceeded growth in capacity, tightening markets and raising prices. All three nutrients faced ocean freight rates that reached unprecedented highs. This squeezed margins for potash and phosphate products sold to global customers on a delivered basis, but helped restrict North American imports of nitrogen produced in the Middle East.

Corporate Initiatives
During 2003, PotashCorp took a number of significant initiatives to adjust its operations and maximize our opportunities in this environment. These included:
•	the purchase of 26 percent of Arab Potash Company (APC). This investment enabled us to nominate individuals for the top four management positions and should allow both companies to combat rising freight rates with freight-logical deliveries;
•	an agreement to sell our potassium nitrate operation at Yumbes to SQM. This should improve earnings by eliminating margin losses related to Yumbes, which totalled $23.0 million in 2003;
•	the commencement of construction to expand production and compaction at Rocanville, allowing us to increase production of high-demand granular products for growing markets such as Brazil;
•	the restart of DAP production at White Springs, protecting the value of this asset;
•	the advancement of Aurora operations with expanded industrial phosphate capacity and a new DFP feed plant, furthering our phosphate diversification goals; and
•	the indefinite shutdown at Memphis and ammonia and nitrogen solution production at Geismar, allowing us to eliminate low-margin sales.

Potash Operations
PotashCorp had record offshore volumes for the quarter, which contributed to record total sales volumes for the year. However, gross margin was flat quarter-over-quarter and down $14.3 million or 7 percent for the year, the result of increases in operating costs due to the stronger Canadian dollar and higher ocean freight costs.

Offshore volumes were up 44 percent over the same quarter last year and 19 percent for the year. By comparison, world demand growth for the year was up 5 percent. Sales to Brazil were 36 percent higher than in 2002, making it our largest international customer for the second year in a row. Sales to China were flat while sales to India, Indonesia and Vietnam increased 134, 44 and 77 percent respectively. Offshore customers paid higher prices, but the cost of freight went up more quickly and realized prices for offshore sales were down 7 percent compared to last year’s fourth quarter and 6 percent for the year. Approximately 60 percent of our offshore customers have purchase contracts with freight included and, with ocean freight rates more than doubling over last year, our net sales price declined accordingly.

North American sales volumes were down 30 percent quarter-over-quarter, but up 3 percent for the year. While we lost some lower-priced sales to competitors during the quarter, we were able to achieve the second-half price increases. Prices in the North American market were up $13 quarter-over-quarter or 17 percent, 11 percent from the trailing quarter and 4 percent year-over-year.

Potash performance was also affected by the strength of the Canadian dollar, higher natural gas costs and an unexpected charge of $3.0 million relating to Yumbes inventory. The stronger Canadian dollar alone increased cost of sales by approximately $7.50 per tonne quarter-over-quarter and $4.50 per tonne year-over-year. These increased costs were partially offset by higher operating rates.

Phosphate Operations
In phosphate, top-line growth and increased volumes were more than offset by rising costs, resulting in negative gross margin. Sales volumes were up for both liquid and solid fertilizer on a quarterly and annual basis, due in part to additional tonnes from our White Springs facility. Solid fertilizer prices were up 12 percent quarter-over-quarter and 10 percent year-over-year, however, the increase was not enough to combat the higher input costs. Sulfur and ammonia costs were $73 million higher in 2003 than in 2002, which contributed to a $58.4 million swing in gross margin from $41.9 million in 2002 to negative $16.5 million in 2003.

Feed volumes were down 19 percent from last year’s fourth quarter and 10 percent for the year as demand dropped and supply was up with new competitive capacity in the market. As a result, feed prices were down 3 percent compared to last year’s fourth quarter and 6 percent from last year.

Industrial sales were the strongest area of the phosphate business, up 24 percent for the quarter and 12 percent for the year, although prices were flat over the same periods. The majority of the increase came from the expansion of our new purified acid plant that was completed in the first quarter of 2003.

Our phosphate operations also faced costs for certain activities that are now complete. In approximate figures, the restart of solid fertilizer production at White Springs had costs of $7 million and the transition to our highest-quality rock zone at Aurora cost $15 million. The benefit of this new ore body is already being felt as overall rock costs were down 11 percent from the previous year. Start-up issues at the DFP plant, some of which will continue in the first quarter of 2004, increased costs by $15 million in 2003.

Nitrogen Operations
For the first time since the mid-1990s, ammonia prices decoupled from natural gas costs because of tight supply, and prices rose even as gas prices declined. In addition, the spike in freight rates made imports less competitive in North America. As a result, the fourth-quarter nitrogen gross margin of $58.9 million was more than twice the $26.7 million earned in the same quarter of 2002. These results were negatively affected by approximately $9.0 million of charges related to inventory adjustments and contractual obligations that were recorded for our Lima facility in the fourth quarter.

The annual nitrogen gross margin of $193.2 million was more than four times greater than the $47.4 million of the previous year, with approximately half of the total contributed by our natural gas hedges. The remainder was generated from our operation in Trinidad, where margins increased when North American product prices rose.

Although sales volumes for all manufactured products were lower, primarily because of the shutdowns at Memphis and Geismar, rising prices led to better results. Quarter-over-quarter and year-over-year prices for ammonia were up 59 and 68 percent, respectively; urea was up 45 and 41 percent; and nitrogen solutions was up 40 and 38 percent.

Sales of purchased tonnes were 75 percent higher for the quarter and 50 percent for the year as we realigned our North American nitrogen operations.

NYMEX gas prices were up throughout most of the year, but fell off in the fourth quarter. For the company, the combination of higher gas prices in Trinidad, which are based on US ammonia prices, and higher gas prices in the US increased our average gas costs by 18 percent for the quarter and 33 percent for 2003 compared to 2002.

Financial Review
For the year, other income was up $8.4 million or 34 percent. This includes equity earnings from our investment in Arab Potash Company (APC) and nitrogen insurance proceeds. Selling and administrative expenses were $4.4 million higher year-over-year. The increase is primarily due to higher translated costs with the strengthening of the Canadian dollar.

Interest expense was up 17 percent for the quarter and 10 percent for the year, primarily due to the issuance of $250.0 million of 4.875 percent 10-year notes in March 2003.

Provincial mining and other taxes were down 7 percent from last year’s fourth quarter and 16 percent for the year. The primary reason for the change was decreased profitability on potash sales. The revised tax structure for Saskatchewan potash producers reduced our provincial mining tax burden by approximately $5.6 million for the year.

The effective consolidated income tax rate for the year, exclusive of the charges related to Yumbes and a fourth-quarter future income tax reversal of $6.5 million, was 40 percent, compared to 36 percent last year. The 2003 taxes were all future income taxes (deferred) as compared to a current/future split of 80/20 in 2002. The decrease in the current portion of the provision was primarily due to the utilization of tax losses in the U.S., as well as certain reclassifications from current to future taxes.

Additions to property, plant and equipment were $150.7 million for the year, down from $212.2 million in 2002. Approximately $113.0 million in 2003 was for sustaining capital. In addition, the company invested $178.3 million for a 26 percent interest in APC in October 2003.

Depreciation and amortization was $227.4 million for the year compared to $219.1 million in 2002. The increase primarily relates to our potash assets which are depreciated using the units of production method. Potash production was up 10 percent for the year.

Outlook
Agricultural market conditions bode well for the 2004 planting season. Grain consumption in 2003 exceeded production for the fifth consecutive year and the world grain stocks-to-use ratio is now projected to fall to its lowest point in 44 years. US farmers are reporting higher net income and, offshore, prices for many crops are improved.

The outlook for potash, our core franchise, is especially favorable. Domestic price increases achieved in the fourth quarter of 2003 were holding into the beginning of 2004 and additional increases were announced for mid-February. Offshore, tight supply/demand fundamentals are expected to continue. As previously announced, Canpotex negotiated a $3 per tonne increase to Sinochem for 2004, and as a result, sales to China, which pays its own transportation costs, will provide better margins. Canpotex also recently announced a $20 to $40 per tonne increase, on top of a previous $10 per tonne increase, for sales to delivered markets. These will be implemented as contracts come due and should more than offset increases in freight rates. We believe our competitors are operating at greater than 90 percent of capacity, creating the opportunity for PotashCorp to capitalize on our excess capacity as demand grows. In addition, we should also see the benefit from the sale of Yumbes, which previously reduced margins by approximately $23.0 million annually.

The phosphate industry continues to face issues of oversupply. The loose supply/demand fundamentals will likely continue as China is not expected to significantly increase DAP imports above the 2.8 million tonnes of 2003 and India continues to prop up its domestic production with discriminatory subsidies. Input costs for sulfur and ammonia are expected to stay at high levels, sustaining pressure on margins. Nevertheless, PotashCorp does expect better results from phosphate operations, as previously discussed expenditures made in 2003 are now complete. Any significant upside would come from a return to higher operating rates, which would require a correction in supply/demand fundamentals, especially with DAP.

The tight supply/demand balance in nitrogen is expected to carry on through 2004, supporting higher ammonia prices and providing greater leverage for our company. High ocean freight rates combined with high natural gas prices in North America will increase the value and importance of our Trinidad asset. It is ideally situated to service the US market, where gas is high-cost, with ammonia made from lower-cost gas. We will continue to evaluate our plant shutdowns at Geismar and Memphis, basing any potential restart decisions on a combination of market conditions and the right blend of prices versus volumes. In the meantime, we expect to use our distribution network to sell more imported nitrogen products, making it possible to raise sales volumes without increasing North American production. For 2004, the company is approximately 80 percent hedged at $2.85 per MMBtu. Our US hedges are subject to collared profits through the second quarter of 2004. At current NYMEX gas prices, our 2004 hedge portfolio is valued at approximately $33 million.

Financial Outlook
Capital expenditures for 2004 are expected to approximate $205.0 million, of which approximately $110.0 million will be for sustaining capital. This is up from $150.7 million in 2003, due primarily to opportunity capital set aside for the expansion at Rocanville. Depreciation and amortization is expected to approximate $220.0 million, similar to 2003 levels.

The effective consolidated tax rate for 2004 is expected to approximate 35 percent, of which 25 percent is anticipated to be current and 75 percent future. The increase in the current tax provision from zero percent in 2003 to 25 percent in 2004 is primarily due to an expected increase in potash operating income. Provincial mining and other resource taxes are expected to approximate $5 per KCl tonne, compared to $8 per KCl tonne in 2003. The decrease from 2003 is largely due to the accelerated depreciation for profits tax purposes on the Rocanville expansion in 2004.

Stock option expense is expected to approximate $11.0 million in 2004, up from the $1.0 million in 2003 as it will include a full year’s worth of expense compared to the one month charged in 2003.

Given the positive industry fundamentals, the company is expecting its 2004 net income to be in the range of $2.70 - $3.50 per share. This annual range of earnings should generate approximately $100.0 million more in cash from operating activities in 2004.

Items that could result in earnings at the lower end of the range include lower potash prices and volumes, lower nitrogen prices and a higher than expected Canadian dollar. Items that could result in earnings at the higher end of the range include a reduction in phosphate operating costs, an increase in phosphate feed volumes following a recently announced competitor shutdown, a weakening of the Canadian dollar or lower freight rates. The company expects the dollar to remain flat from the end of the year and has estimated it to be in the range of 1.2900 for the majority of 2004.

A number of factors have affected the first quarter already: a plant outage in Trinidad in January reduced ammonia production; an avalanche in the Canadian Rockies stopped potash shipments to Vancouver and pushed some sales volumes from the first quarter to the second quarter; and continued high freight rates not covered by existing contracts to delivered customers is keeping offshore realized prices under pressure. As a result, the company expects first-quarter earnings per share to be in the range of $0.60 to $0.80 with the real upside in the remainder of the year.

Several factors could swing our quarterly and annual earnings projections positively or negatively, including natural gas prices, sulfur prices, spring planting conditions, level of imports, world economic and political conditions and trade patterns of major consumers of potash, phosphate and nitrogen.

Conclusion
Doyle concluded by saying, “PotashCorp enters this exciting period for the fertilizer industry with the knowledge that we have positioned our company for success. Our strategy is based on a commitment to build value by reducing volatility. We seek earnings growth and earnings quality. Potash is the cornerstone of this strategy and provides the solid base for our performance. We have expanded our potash enterprise from our longstanding base in Saskatchewan and New Brunswick to include investments in APC in Jordan, ICL in Israel and SQM in Chile. We look forward to demonstrating the value of the globalization of our potash business and sharing the benefits with our shareholders.”

Notes
The Company’s accounting policies are in accordance with accounting principles generally accepted in Canada. All amounts are expressed in US dollars.

1   For periods in which there was a net loss applicable to common shareholders, any outstanding stock options to purchase the Company’s common shares with underlying exercise prices less than the average market prices were excluded from the calculation of diluted net loss per share, as inclusion of these securities would have been anti-dilutive to the net loss per share.

2    See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations”.

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, fourth largest in phosphate and third largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the Company’s annual report to shareholders for 2002 and in filings with the U.S. Securities and Exchange Commission. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, fluctuation in supply and demand in fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact: Betty-Ann Heggie Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web site:	www.potashcorp.com

Potash Corporation of Saskatchewan Inc. will host a conference call on Thursday, February 5, 2004 at 1:00 p.m. Eastern Time. To join the call, dial (706) 643-3329 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)

	December 31,	December 31,
	2003	2002

	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$4.7	$24.5
Accounts receivable	305.0	267.8
Inventories	395.2	499.3
Prepaid expenses	29.0	40.4

	733.9	832.0

Property, plant and equipment	3,108.1	3,269.9
Other assets	628.3	486.7
Goodwill	97.0	97.0

	$4,567.3	$4,685.6

Liabilities
Current Liabilities
Short-term debt	$176.2	$473.0
Accounts payable and accrued charges	380.3	347.0
Current portion of long-term debt	1.3	3.4

	557.8	823.4

Long-term debt	1,268.6	1,019.9
Future income tax liability	484.2	468.9
Accrued post-retirement/post-employment benefits	194.5	195.4
Accrued reclamation costs	81.3	80.0
Other non-current liabilities and deferred credits	7.1	5.5

	2,593.5	2,593.1

Shareholders’ Equity
Share Capital	1,245.8	1,186.9
Unlimited authorization of common shares without par value; issued and outstanding 53,112,216 and 52,077,648 at December 31, 2003 and December 31, 2002, respectively
Contributed Surplus	265.2	264.2
Retained Earnings	462.8	641.4

	1,973.8	2,092.5

	$4,567.3	$4,685.6

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)
Net sales	$644.0	$512.5	$2,465.8	$1,928.7
Cost of goods sold	551.5	448.7	2,085.4	1,621.4

Gross Margin	92.5	63.8	380.4	307.3

Selling and administrative	24.3	23.1	96.1	91.7
Provincial mining and other taxes	11.9	12.8	57.0	68.0
Provision for plant shutdowns (Note 4)	—	—	123.7	—
Provision for PCS Yumbes S.C.M. (Note 5)	—	—	140.5	—
Foreign exchange loss (gain)	10.4	(0.4)	51.9	5.5
Other income	(11.6)	(14.8)	(33.2)	(24.8)

	35.0	20.7	436.0	140.4

Operating Income (Loss)	57.5	43.1	(55.6)	166.9
Interest Expense	24.1	20.6	91.3	83.1

Income (Loss) Before Income Taxes	33.4	22.5	(146.9)	83.8
Income Taxes (Note 6)	6.9	8.1	(20.6)	30.2

Net Income (Loss)	$26.5	$14.4	(126.3)	53.6

Retained Earnings, Beginning of Year			641.4	639.8
Dividends			(52.3)	(52.0)

Retained Earnings, End of Year			$462.8	$641.4

Net Income (Loss) Per Share (Note 7)
Basic	$0.50	$0.28	$(2.42)	$1.03
Diluted	$0.50	$0.28	$(2.42)	$1.03

Dividends Per Share	$0.25	$0.25	$1.00	$1.00

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow
(in millions of US dollars)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)
Operating Activities
Net income (loss)	$26.5	$14.4	$(126.3)	$53.6
Items not affecting cash
Depreciation and amortization	54.5	53.7	227.4	219.1
Stock-based compensation	1.0	—	1.0	—
Loss on disposal of property, plant and equipment	0.7	0.4	1.0	1.0
Foreign exchange on future income tax	9.6	0.6	35.9	1.0
Provision for plant shutdowns	—	—	118.3	—
Provision for PCS Yumbes S.C.M.	—	—	127.6	—
Share of earnings of equity investees	(5.2)	(5.3)	(12.4)	(5.3)
Provision for future income tax	6.9	1.6	(20.6)	6.0
Provision for post-retirement/post-employment benefits	(1.6)	4.6	9.7	18.2
Accrued reclamation costs	0.2	—	1.3	(3.0)
Other non-current liabilities and deferred credits	0.9	(3.3)	1.6	(1.4)

	93.5	66.7	364.5	289.2
Changes in non-cash operating working capital
Accounts receivable	(14.4)	(5.6)	(39.5)	(11.1)
Inventories	43.0	(22.8)	11.8	(18.2)
Prepaid expenses	1.9	(3.9)	11.4	(3.9)
Accounts payable and accrued charges	23.8	14.2	51.6	37.0
Current income taxes	(5.7)	5.1	(18.3)	23.4

Cash provided by operating activities	142.1	53.7	381.5	316.4

Investing Activities
Additions to property, plant and equipment	(69.4)	(61.1)	(150.7)	(212.2)
Investment in Sociedad Quimica y Minera de Chile S.A.	—	—	—	(23.2)
Investment in Arab Potash Company	(178.3)	—	(178.3)	—
Dividends received from equity investees	—	—	4.0	—
Additions to other assets	(18.0)	(7.6)	(32.7)	(36.0)

Cash used in investing activities	(265.7)	(68.7)	(357.7)	(271.4)

Cash (deficiency) before financing activities	(123.6)	(15.0)	23.8	45.0

Financing Activities
Proceeds from long-term debt	—	—	250.0	11.2
Repayment of long-term debt	(2.6)	—	(3.4)	(1.3)
Proceeds from (repayment of) short-term debt	32.8	(22.6)	(296.8)	(28.1)
Dividends	(13.2)	(13.0)	(52.3)	(52.0)
Issuance of shares	53.4	0.7	58.9	4.4

Cash provided by (used in) financing activities	70.4	(34.9)	(43.6)	(65.8)

Decrease in Cash and Cash Equivalents	(53.2)	(49.9)	(19.8)	(20.8)
Cash and Cash Equivalents, Beginning of Period	57.9	74.4	24.5	45.3

Cash and Cash Equivalents, End of Period	$4.7	$24.5	$4.7	$24.5

Supplemental cash flow disclosure
Interest paid	$37.5	$37.8	$83.8	$81.2
Income taxes (refunded) paid	$(0.8)	$2.9	$22.8	$4.4

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

1.	Significant Accounting Policies

The Company’s accounting policies are in accordance with accounting principles generally accepted in Canada. The accounting policies used in preparing these interim consolidated financial statements are consistent with those used in the preparation of the 2002 annual consolidated financial statements, except as disclosed in Note 2.

The consolidated financial statements include the accounts of Potash Corporation of Saskatchewan Inc. and its subsidiaries.

These interim consolidated financial statements do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the most recent annual consolidated financial statements. In management’s opinion, the unaudited financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

As described in Notes 4 and 5, during the year the Company approved plans to restructure certain operations. These plans require significant estimates to be made of the recoverability of the carrying value of certain assets based on their capacity to generate future cash flows. Although Company management believes it has made reasonable estimates consistent with current conditions, internal planning and expected future operations, such estimates are subject to significant uncertainties and judgements. As a result, it is reasonably possible that the amounts reported for asset impairments in connection with these initiatives could be different if the Company were to use different assumptions or if conditions were to change in the future. The Company is also required to report estimated expenses for employee termination, contract termination and other exit costs. Because such activities are complex processes that can take several months to complete, they involve periodically assessing estimates. As a result, the Company may have to change originally reported estimates when actual payments are made or the activities are completed.

2.	Changes in Accounting Policies

Effective January 1, 2003, the Company changed the method of determining cost for substantially all finished product inventories from the first in, first out method to the weighted-average cost method. This change was made to more closely align product costing with product movement. This change in accounting policy had no significant effect on the Company’s results of operations or financial position for any of the periods presented.

Effective December 15, 2003, the Company adopted the fair value recognition provisions recommended by the Canadian Institute of Chartered Accountants (CICA) in Section 3870, “Stock-based Compensation and Other Stock-based Payments”, prospectively to all employee awards (of the type previously not accounted for at fair value) granted, modified, or settled after January 1, 2003. Under the transitional provisions of Section 3870, stock-based compensation expense has not been recorded on any stock option awards granted by the Company prior to January 1, 2003 (see Note 9).

3.	Investment in Arab Potash Company

During the quarter, the Company acquired 26 percent of the issued and outstanding common shares of Arab Potash Company (“APC”) from Jordan Investment Company (“JIC”). APC, a publicly listed company in Jordan, produces potash from the Dead Sea and has 2 million tonnes of annual capacity. The purchase price was $178.3 and was financed by short-term debt. The Company has accounted for the investment in APC by the equity method. The difference between the acquisition cost and the underlying net book value of APC’s assets at the date of purchase was $75.7. These amounts related principally to property, plant and equipment and are being amortized on a straight-line basis over the estimated useful lives of the underlying assets acquired. Subsequent to the acquisition, APC is 26.9 percent held by JIC, 26 percent held by the Company, 21 percent held by Arab Mining Company, and the remainder of APC shares are held by other governments, banks and individual investors.

The terms of the Shareholders’ Agreement with JIC provide that, from October 17, 2006 to October 16, 2009, JIC may seek to exercise a put option (the “Put”) to require the Company to purchase JIC’s remaining common shares in APC. If the Put was exercised, the Company’s purchase price would be calculated in accordance with a specified formula based, in part, on future earnings of APC. The amount, if any, that the Company may have to pay for JIC’s remaining common shares if there was to be a valid exercise of the Put is not presently determinable.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

4.	Provision for Plant Shutdowns

Memphis and Geismar Nitrogen Operations

In June 2003, the Company indefinitely shut down its Memphis, Tennessee plant and suspended production of ammonia and nitrogen solutions at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. In August 2003, Company management determined that there were no immediate intentions of re-starting the unprofitable plants.

The Company determined that all employee positions pertaining to the affected operations would be eliminated and recorded $4.8 in connection with costs of special termination benefits. The number of employees terminated as a result of the shutdowns was 187, of which 184 left the Company as of December 31, 2003. The Company has made payments relating to the terminations totaling $2.7. All workforce reduction costs pertaining to the 187 employees are expected to be paid by December 31, 2004.

In connection with the shutdowns, management conducted an assessment of the recoverability of the long-lived assets in its nitrogen operations. As a result of its review, management determined that the carrying amounts of the long-lived assets at the Memphis and Geismar nitrogen facilities were not fully recoverable, and an impairment loss of $101.6, equal to the amount by which the carrying amount of the facilities’ asset groups exceeded their respective fair values, should be recognized. Of the total impairment charge, $100.6 related to property, plant and equipment and $1.0 related to other assets. For purposes of the impairment measurement, fair value was determined based on the present value of expected future net cash flows.

As part of its review, management also determined that a write-down of certain parts inventories at these plants in the amount of $12.4 was required.

In addition to the costs described above, management expects to incur other shutdown-related costs of approximately $11.1 and nominal annual expenditures for site security and other maintenance costs. These amounts have not been recorded in the consolidated financial statements as of December 31, 2003. Such costs will be recognized and recorded in the period in which they are incurred.

Kinston Phosphate Feed Plant

The phosphate feed plant at Kinston, North Carolina ceased operations in the first quarter of 2003. In that quarter, the Company recorded $0.6 for costs of special termination benefits for Kinston employees, $0.3 for parts inventory write-downs, and $1.3 for long-lived asset impairment charges. In lieu of full plant closure, the Company continued to operate the facility as a warehouse. In the third quarter of 2003, Company management determined that the cost of operating Kinston as a stand-alone warehouse was uneconomical. This decision triggered a further review by management of the carrying amounts of the plant’s long-lived assets. As a result of this review, management determined that the carrying amounts of the long-lived assets were not recoverable, and an additional impairment charge of $2.7, equal to the amount by which the carrying amount of the plant’s long-lived assets exceeded their fair value, should be recognized. For purposes of the impairment measurement, fair value was determined based on the present value of expected future net cash flows.

No costs were incurred in connection with the plant shutdowns in the fourth quarter of 2003. The following table summarizes, by reportable segment, the total amount of costs incurred to date and the total costs expected to be incurred in connection with the plant shutdowns described above:

	Costs Incurred	Total Expected
	Year-to-Date	to be Incurred

Nitrogen Segment
Employee termination and related benefits	$4.8	$4.8
Write-down of parts inventory	12.4	12.4
Asset impairment charges	101.6	101.6
Other related exit costs	—	11.1

	$118.8	$129.9

Phosphate Segment
Employee termination and related benefits	$0.6	$0.6
Write-down of parts inventory	0.3	0.3
Asset impairment charges	4.0	4.0

	4.9	4.9

	$123.7	$134.8

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

The following table summarizes, by reportable segment, the costs accrued as of December 31, 2003 in connection with the plant shutdowns described above:

	Costs Incurred	Cash	Non-cash	Accrued Balance
	Year-to-Date	Payments	Settlements	at December 31

Nitrogen Segment
Employee termination and related benefits	$4.8	$(2.7)	$—	$2.1
Write-down of parts inventory	12.4	—	(12.4)	—
Asset impairment charges	101.6	—	(101.6)	—

	$118.8	$(2.7)	$(114.0)	$2.1

Phosphate Segment
Employee termination and related benefits	$0.6	$(0.1)	$—	$0.5
Write-down of parts inventory	0.3	—	(0.3)	—
Asset impairment charges	4.0	—	(4.0)	—

	4.9	(0.1)	(4.3)	0.5

	$123.7	$(2.8)	$(118.3)	$2.6

The accrued balance is included in accounts payable and accrued charges in the Consolidated Statements of Financial Position as at December 31, 2003.

5.	Provision for PCS Yumbes S.C.M.

On August 27, 2003, the Company provided to Sociedad Quimica y Minera de Chile S.A. (“SQM”) an irrevocable option to acquire its interest in PCS Yumbes. Acquired in 1999, PCS Yumbes holds mining concessions on certain sodium nitrate reserves in the Atacama Desert in northern Chile and is a producer of potassium nitrate, sodium nitrate and iodine. The option was exercised on November 20, 2003, at which time the parties entered into a share purchase agreement under which SQM is to acquire the shares of PCS Yumbes for an aggregate purchase price of $35.0 (including the price of the option), subject to adjustments.

Under the terms of the share purchase agreement, and prior to the sale closing, PCS Yumbes will continue to operate the facility and expeditiously liquidate the inventory of nitrates. All other working capital is to be fully realized or discharged (as applicable) by the Company prior to the close. It is expected that closing will occur no later than the end of 2004.

Upon entering the option agreement, management commenced an assessment of the recoverability of the long-lived assets of the PCS Yumbes operations. As a result of its review, management determined that the carrying amounts of PCS Yumbes’ long-lived assets were not recoverable and recorded an impairment charge of $77.4, equal to the amount by which the carrying amount of the asset group exceeded fair value. Of the total impairment charge, $13.0 related to property, plant and equipment, $63.9 related to deferred pre-production costs, and $0.5 related to deferred acquisition costs. For purposes of the impairment measurement, fair value was determined in reference to the commercial agreement described above.

As part of this review, management also determined that a reduction in the carrying amount of certain non-parts inventory equal to $50.2 was required due to the need to liquidate all inventories that would not be transferred to SQM under the agreement.

The Company has determined that all employee positions at PCS Yumbes will be eliminated by December 31, 2004. Accordingly, the Company has recorded a provision of $1.8 pertaining to contractual termination benefits to be paid, primarily under Chilean law. As of December 31, 2003, approximately 111 of the employees had left the Company, and the Company had made contractual payments relating to these terminations totaling $0.6. The remaining 113 employees are expected to leave the Company by December 31, 2004, and all remaining workforce reduction costs are expected to be paid by December 31, 2004.

In September 2003, the Company incurred early termination penalties in respect of certain PCS Yumbes contractual arrangements. The Company recorded a provision of $11.1 in respect of these contract termination costs and $0.6 remained to be paid at December 31, 2003.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

No costs were incurred in connection with the above in the fourth quarter of 2003. The following table summarizes the total amount of costs incurred to date and the total costs expected to be incurred in connection with PCS Yumbes:

	Costs Incurred	Total Expected
	Year-to-Date	to be Incurred

Potash Segment

Contract termination costs	$11.1	$11.1
Employee termination and related benefits	1.8	1.8
Write-down of non-parts inventory	50.2	50.2
Asset impairment charges	77.4	77.4

	$140.5	$140.5

The following table summarizes the costs accrued as of December 31, 2003 in connection with PCS Yumbes as described above:

	Costs Incurred	Cash	Non-cash		Accrued Balance
	Year-to-Date	Payments	Settlements	Adjustments	at December 31

Potash Segment

Contract termination costs	$11.1	$(8.8)	$—	$(1.7)	$0.6
Employee termination and related benefits	1.8	(0.6)	—	—	1.2
Write-down of non-parts inventory	50.2	—	(50.2)	—	—
Asset impairment charges	77.4	—	(77.4)	—	—

	$140.5	$(9.4)	$(127.6)	$(1.7)	$1.8

The accrued balance is included in accounts payable and accrued charges in the Consolidated Statements of Financial Position as at December 31, 2003.

6.	Income Taxes

The Company’s consolidated income tax provision, exclusive of the charges relating to PCS Yumbes as described in Note 5 and a fourth-quarter future income tax reversal of $6.5, was 40 percent. This compares to 36 percent last year. The increase was primarily due to the expiration of the last tax holiday in Trinidad.

7.	Net Income (Loss) per Share

Basic net income (loss) per share for the year-to-date is calculated on the weighted average shares issued and outstanding for the twelve months ended December 31, 2003 of 52,230,000 (2002 — 52,021,000). Fourth-quarter basic net income (loss) per share is calculated on the weighted average shares issued and outstanding for the three months ended December 31, 2003 of 52,597,000 (2002 — 52,065,000).

Diluted net income per share is calculated based on the weighted average shares issued and outstanding during the period, adjusted by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period. For periods in which there was a loss applicable to common shares, stock options with exercise prices at or below the average market price for the period were excluded for the calculations of diluted loss per share, as inclusion of these securities would have been anti-dilutive to the net loss per share. Weighted average shares outstanding for the diluted net income (loss) per share calculation for the twelve months ended December 31, 2003 were 52,230,000 (2002 — 52,316,000). The number of shares for the fourth-quarter diluted net income (loss) per share calculation was 53,443,000 (2002 — 52,393,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

8.	Segment Information

The Company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment net sales are made under terms which approximate market prices.

	Three Months Ended December 31, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$133.5	$219.5	$291.0	$—	$644.0
Inter-segment sales	1.2	2.4	20.4	—	—
Gross margin	41.4	(7.8)	58.9	—	92.5
Depreciation and amortization	12.5	19.5	20.1	2.4	54.5

	Three Months Ended December 31, 2002

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$114.5	$171.1	$226.9	$—	$512.5
Inter-segment sales	1.3	1.1	4.7	—	—
Gross margin	40.7	(3.6)	26.7	—	63.8
Depreciation and amortization	10.2	18.8	22.6	2.1	53.7

	Twelve Months Ended December 31, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$619.1	$781.9	$1,064.8	$—	$2,465.8
Inter-segment sales	6.0	9.4	67.8	—	—
Gross margin	203.7	(16.5)	193.2	—	380.4
Depreciation and amortization	52.4	75.7	89.6	9.7	227.4

	Twelve Months Ended December 31, 2002

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$544.5	$636.8	$747.4	$—	$1,928.7
Inter-segment sales	6.4	6.4	24.6	—	—
Gross margin	218.0	41.9	47.4	—	307.3
Depreciation and amortization	46.3	76.8	88.0	8.0	219.1

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except per share amounts)
(unaudited)

9.	Pro Forma Stock Compensation Expense

The Company has two stock option plans. Prior to 2003, the Company applied the intrinsic value based method of accounting for the plans. No stock-based employee compensation cost is reflected in 2002 net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

As described in Note 2, effective December 15, 2003, the Company adopted the fair value based method of accounting for stock options, prospectively to all employee awards granted, modified, or settled after January 1, 2003. Prospective application of the fair value method did not have an impact on the first three fiscal quarters of 2003 since the Company did not grant any options during those periods. Since the Company’s stock option awards vest over two years, the compensation cost included in the determination of net loss for 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of CICA Section 3870. The following table illustrates the effect on net income (loss) and net income (loss) per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2003	2002	2003	2002

Net Income (Loss) — as reported	$26.5	$14.4	$(126.3)	$53.6
Add: Stock-based employee compensation expense included in reported net loss, net of tax	0.8	—	0.8	—
Less: Total stock-based employee compensation expense determined under fair value based method, net of tax	(3.7)	(3.6)	(14.8)	(14.3)

Net Income (Loss) — pro forma[1]	$23.6	$10.8	$(140.3)	$39.3

1     Compensation expense under the fair value method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying this method may not be indicative of future results.

Basic Net Income (Loss) Per Share — as reported	$0.50	$0.28	$(2.42)	$1.03
Basic Net Income (Loss) Per Share — pro forma	$0.45	$0.21	$(2.69)	$0.76

Diluted Net Income (Loss) Per Share — as reported	$0.50	$0.28	$(2.42)	$1.03
Diluted Net Income (Loss) Per Share — pro forma	$0.44	$0.21	$(2.69)	$0.75

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Modified Black-Scholes option-pricing model with the following weighted average assumptions:

	2003	2002	2001

Expected dividend	$1.00	$1.00	$1.00
Expected volatility	27%	32%	32%
Risk-free interest rate	4.06%	4.13%	4.54%
Expected life of options	8 years	8 years	8 years
Expected forfeitures	16%	10%	10%

10.	Comparative Figures

Certain of the prior period’s figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Potash Operating Data
Production (KCl Tonnes — thousands)	1,783	1,398	7,094	6,447
Shutdown weeks	14.3	29.8	39.4	63.1
Sales (tonnes — thousands)
North America	448	637	2,870	2,780
Offshore	998	695	4,214	3,547

	1,446	1,332	7,084	6,327

Potash Net Sales
(US $ millions)
North America	$39.7	$48.1	$230.6	$215.3
Offshore	78.4	58.5	336.2	300.7

Potash Subtotal	118.1	106.6	566.8	516.0
Miscellaneous	15.4	7.9	52.3	28.5

	$133.5	$114.5	$619.1	$544.5

Potash Average Price per MT
North America	$88.58	$75.55	$80.33	$77.45
Offshore	$78.63	$84.13	$79.80	$84.76

	$81.72	$80.03	$80.01	$81.55

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	483	397	1,861	1,512
P2O5 Operating Rate	78%	63%	72%	60%
Sales (tonnes — thousands)
Fertilizer — Liquid Phosphates	218	209	751	675
Fertilizer — Solid Phosphates	472	204	1,494	745
Feed	211	261	861	961
Industrial	141	114	541	482

	1,042	788	3,647	2,863

North America sales tonnes	812	622	2,886	2,310
Offshore sales tonnes	230	166	761	553

	1,042	788	3,647	2,863

Phosphate Net Sales
(US $ millions)
Fertilizer — Liquid Phosphates	$48.1	$45.6	$167.7	$144.9
Fertilizer — Solid Phosphates	78.8	30.3	249.2	113.4
Feed	44.7	57.0	182.6	216.8
Industrial	45.8	36.6	174.5	155.1
Miscellaneous	2.1	1.6	7.9	6.6

	$219.5	$171.1	$781.9	$636.8

North America net sales revenue	$179.8	$144.6	$654.8	$542.5
Offshore net sales revenue	39.7	26.5	127.1	94.3

	$219.5	$171.1	$781.9	$636.8

Phosphate Average Price per MT
Fertilizer — Liquid Phosphates	$220.40	$217.34	$223.17	$214.55
Fertilizer — Solid Phosphates	$166.82	$148.70	$166.78	$152.26
Feed	$211.89	$218.62	$212.25	$225.55
Industrial	$325.27	$320.08	$322.72	$321.93

	$210.61	$216.98	$214.40	$222.43

North America average price per MT	$221.47	$232.44	$226.91	$234.88
Offshore average price per MT	$172.35	$159.18	$167.04	$170.37

	$210.61	$216.98	$214.40	$222.43

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Nitrogen Operating Data
Production (N Tonnes — thousands)	592	771	2,619	2,990
Average Natural Gas Cost per MMBtu	$2.96	$2.51	$2.96	$2.22
Sales (tonnes — thousands)
Manufactured Product
Ammonia	399	442	1,755	1,867
Urea	348	467	1,470	1,592
Nitrogen Solutions	133	336	730	1,097
Nitric acid/Ammonium nitrate	349	355	1,414	1,361

Manufactured Product	1,229	1,600	5,369	5,917
Purchased Product	261	149	711	474

	1,490	1,749	6,080	6,391

Fertilizer sales tonnes	702	821	2,810	2,976
Feed/Industrial sales tonnes	788	928	3,270	3,415

	1,490	1,749	6,080	6,391

Nitrogen Net Sales
(US $ millions)
Manufactured Product
Ammonia	$97.9	$68.0	$368.0	$232.7
Urea	71.5	66.1	276.9	212.0
Nitrogen Solutions	16.9	30.7	85.8	93.3
Nitric acid/Ammonium nitrate	43.0	33.7	165.0	127.5
Miscellaneous	3.9	4.6	19.5	20.8

Net Sales Manufactured Product	233.2	203.1	915.2	686.3
Net Sales Purchased Product	57.8	23.8	149.6	61.1

	$291.0	$226.9	$1,064.8	$747.4

Fertilizer net sales	$135.5	$98.5	$480.0	$317.4
Feed/Industrial net sales	155.5	128.4	584.8	430.0

	$291.0	$226.9	$1,064.8	$747.4

Nitrogen Average Price per MT
Ammonia	$245.10	$153.97	$209.63	$124.66
Urea	$205.48	$141.39	$188.33	$133.16
Nitrogen Solutions	$127.16	$91.10	$117.52	$85.04
Nitric acid/Ammonium nitrate	$123.37	$94.86	$116.71	$93.65

Manufactured Product	$189.77	$126.84	$170.45	$115.98
Purchased Product	$221.51	$160.52	$210.53	$128.89

	$195.33	$129.70	$175.13	$116.95

Fertilizer average price per MT	$193.10	$119.80	$170.82	$106.64
Feed/Industrial average price per MT	$197.33	$138.47	$178.83	$125.92

	$195.33	$129.70	$175.13	$116.95

Exchange Rate (Cdn$/US$)

	2003	2002

December 31	1.2924	1.5796
Fourth-quarter average exchange rate	1.3157	1.5695

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except share and per share amounts)
(unaudited)

The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, free cash flow, cash flow prior to working capital changes and net income adjusted to exclude impairment charges and shutdown related costs (and the related per share amount excluding such items) are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The Company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the Company’s financial performance using the same measures used by the Company’s management. The Company’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the Company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.	EBITDA AND ADJUSTED EBITDA

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income (loss), the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002

Net income (loss)	$26.5	$14.4	$(126.3)	$53.6
Income taxes	6.9	8.1	(20.6)	30.2
Interest expense	24.1	20.6	91.3	83.1
Depreciation and amortization	54.5	53.7	227.4	219.1

EBITDA	$112.0	$96.8	$171.8	$386.0
Impairment charges and non-cash shutdown related costs	—	—	245.9	—

Adjusted EBITDA	$112.0	$96.8	$417.7	$386.0

EBITDA is calculated as earnings (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings (loss) before interest, income taxes, depreciation and amortization and impairment charges and non-cash shutdown related costs. The Company uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. The Company’s credit agreements also contain certain covenants relating to maintaining certain levels of EBITDA. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the Company’s day-to-day operations.

As compared to net income (loss) according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business or the non-cash charges associated with impairments and shutdown related costs. Management evaluates such charges and costs through other financial measures such as capital expenditures, and cash flow provided by operating activities. The Company also believes that these measurements are used by certain investors and analysts to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except share and per share amounts)
(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002

Cash flow prior to working capital changes [1]	$93.5	$66.7	$364.5	$289.2

Changes in non-cash operating working capital
Accounts receivable	(14.4)	(5.6)	(39.5)	(11.1)
Inventories	43.0	(22.8)	11.8	(18.2)
Prepaid expenses	1.9	(3.9)	11.4	(3.9)
Accounts payable and accrued charges	23.8	14.2	51.6	37.0
Current income taxes	(5.7)	5.1	(18.3)	23.4

Changes in non-cash operating working capital	48.6	(13.0)	17.0	27.2

Cash provided by operating activities	$142.1	$53.7	$381.5	$316.4

Free cash flow [2]	$6.1	$(2.0)	$181.1	$41.0
Additions to property, plant and equipment	69.4	61.1	150.7	212.2
Additions to other assets	18.0	7.6	32.7	36.0
Changes in non-cash operating working capital	48.6	(13.0)	17.0	27.2

Cash provided by operating activities	$142.1	$53.7	$381.5	$316.4

1     The Company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The Company also believes that this measurement is used by certain investors and analysts as a measure of liquidity or as a valuation measurement.

2     The Company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and additions to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is used by certain investors and analysts as an indicator of the Company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except share and per share amounts)
(unaudited)

C.	NET INCOME ADJUSTED TO EXCLUDE IMPAIRMENT CHARGES AND SHUTDOWN RELATED COSTS

Set forth below is a reconciliation of “net income adjusted to exclude impairment charges and shutdown related costs” to net income (loss) and the related per share amounts, the most directly comparable financial measures calculated and presented in accordance with Canadian GAAP.

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002

Net income (loss)	$26.5	$14.4	$(126.3)	$53.6

Provision for plant shutdowns	—	—	123.7	—
Provision for PCS Yumbes	—	—	140.5	—

Subtotal	—	—	264.2	—
Tax effect	0.1	—	(61.0)	—

Subtotal	0.1	—	203.2	—

Net income adjusted to exclude impairment charges and shutdown related costs	$26.6	$14.4	$76.9	$53.6

Net income (loss) per share — diluted [1]	$0.50	$0.28	$(2.42)	$1.03
After tax effect per share of provisions for plant shutdowns and PCS Yumbes	—	—	3.88	—

Net income per share adjusted to exclude impairment charges and shutdown related costs — diluted	$0.50	$0.28	$1.46	$1.03

Weighted average number of shares outstanding (Net income (loss) per share — diluted) [1]:	53,443,000	52,393,000	52,230,000	52,316,000

Weighted average number of shares outstanding (Net income per share adjusted to exclude impairment charges and shutdown related costs — diluted) [1]:	53,443,000	52,393,000	52,633,000	52,316,000

The Company’s management uses net income adjusted to exclude impairment charges and shutdown related costs and diluted net income per share excluding such items as supplemental financial measures to evaluate the Company’s operating performance and to compare such performance with the Company’s historical operating results and the operating results of other companies. The Company’s management believes that these measures allow management to consider the on-going financial performance of the Company with respect to short-term patterns and long-term trends without the potentially obscuring effects of current period (and year-to-date) impairment charges and shutdown related costs.

As compared to net income (loss) according to GAAP, these measures are limited by the exclusion of items that have been identified by the Company’s impairment and shutdown related analysis. The Company’s management compensates for these limitations by applying the specific recognition, measurement, presentation and disclosure provisions for such charges and costs as required under GAAP. Management also evaluates such charges and costs through other financial measures such as cash flow provided by operating activities.

1     For periods in which there was a net loss applicable to common shareholders, any outstanding stock options to purchase the Company’s common shares with underlying exercise prices less than the average market prices were excluded from the calculation of diluted net loss per share, as inclusion of these securities would have been anti-dilutive to the net loss per share.